Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 28, 2012 (August 6, 2012, as to the adoption of ASU 2011-05 in Note 2) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the retrospective presentation of separate consolidated statements of comprehensive income), relating to the consolidated financial statements of Interline Brands, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Jacksonville, FL

March 14, 2013